Exhibit 99.1

EXPRESSJET REPORTS MAY 2008 PERFORMANCE

            HOUSTON, June 11, 2008 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for May 2008 for its ExpressJet Airlines subsidiary.  The results include statistics for both contract and branded operations.  The contract operation consists of flying for Continental Airlines and Delta Air Lines under capacity purchase agreements and ExpressJet’s charter (corporate aviation) service.  The branded operation includes flying under the ExpressJet name and pro-rate flying for Delta Air Lines.

Contract Flying

            During the month, ExpressJet revenue passenger miles (RPM) under contract flying totaled 754 million, and available seat miles (ASM) flown were 933 million.  ExpressJet's April load factor was 80.8%.  The company flew 62,826 block hours and operated 33,006 departures during the month.

Branded Flying

            During the month, ExpressJet branded RPMs totaled 168 million on 239 million ASMs, resulting in a May load factor of 70.3%.  The company flew 13,750 block hours and operated 7,161 departures during the month.  The average stage length in the branded operation was 671 miles.

About ExpressJet

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 175 destinations in North America and the Caribbean with approximately 1,500 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports May 2008 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES PRELIMINARY STATISTICS

Month Ending May 31, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	754	168	926
Available Seat Miles (ASM) (millions)	933	239	1,181
Passenger Load Factor	80.8%	70.3%	78.4%
Block Hours	62,826	13,750	77,106
Departures	33,006	7,161	40,492
Stage Length	583	671	599

Year to Date	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	3,508	814	4,351
Available Seat Miles (ASM) (millions)	4,493	1,287	5,842
Passenger Load Factor	78.1%	63.2%	74.5%
Block Hours	308,085	74,965	387,095
Departures	160,240	38,625	201,500
Stage Length	579	669	595

(1) Excludes charter since statistics on charter aircraft do not provide meaningful data for forecasting and are not reviewed by management.

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